Exhibit 10.2

THIRD AMENDMENT TO

JOSEPH E. TURK, JR. EMPLOYMENT AGREEMENT

WHEREAS, NxStage Medical, Inc. (the “Company”) and Joseph E. Turk, Jr. (“Executive”) entered into an employment agreement dated as of October 18, 2005, as amended (the “Agreement”);

WHEREAS, the Company and Executive desire to further amend the Agreement on the terms set forth in this Third Amendment to the Agreement (the “Amendment”) dated as of August 5, 2017 (the “Amendment Effective Date”); and

WHEREAS, all capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties amend the Agreement effective as of the Amendment Effective Date as follows:

1.	The following new Section 1.7 is added to the Agreement:

Section 1.7. Non-competition In order to safeguard the Company’s Proprietary Information (as defined in Executive’s Employee Proprietary Information and Inventions Agreement with the Company dated as of May 17, 2000) and the Company’s relationships with its customers, and to preserve the goodwill of its business, Executive agrees that during the term of his employment and for a period of one (1) year following the termination of his employment with the Company for any reason, Executive will not, directly or indirectly: (i) accept employment with, advise, or provide services to any business or entity that directly or indirectly competes with any product or service conceived, manufactured, sold or under development by the Company (“Competing Business”), without the prior written consent of the Company, (ii) have any ownership interest in (other than an investment interest of less than 1% of the total outstanding shares of a publicly traded company) a Competing Business, (iii) hire or attempt to hire or assist any other person in hiring or attempting to hire any employee of the Company, (iv) encourage, solicit, recruit or assist any person in encouraging, soliciting or recruiting any employee, director or other person affiliated with the Company to terminate or alter his or her relationship with the Company, or (v) encourage or assist any person in encouraging any customer or supplier of the Company to terminate or alter its relationship with the Company. The obligations set forth in this Section 1.7 shall be limited to conduct occurring in the Restricted Area defined below or benefiting a Competing Business’s operations or sales in the Restricted Area. Executive agrees that the type and period of restrictions imposed by this Section are fair and reasonable, particularly given the risk of probable or inevitable disclosure of Proprietary Information to a competitor should Executive become employed in certain positions, and that such restrictions are intended solely to protect the legitimate interests of the Company, rather than to prevent Executive from earning a livelihood. Executive recognizes that his access to Proprietary Information, business goodwill, and to the Company’s customers and suppliers makes it necessary for the Company to restrict Executive’s post-employment activities in, or directly or indirectly impacting, any area in the United States and each additional country where the Company does business (including state and state-equivalents and county and county-equivalents within those countries) (“Restricted Area”). Executive acknowledges that nothing in the foregoing Section 1.7 is intended to prohibit Executive from engaging in conduct that is authorized as part of his job duties for the Company and undertaken for the Company’s benefit. Executive agrees that this Agreement, including, without limitation, the provisions of this Section 1.7, shall continue to apply and be valid notwithstanding any change in Executive’s duties, responsibilities, position, or title. In the event of any conflict between the terms of this Section 1.7 and Section 1.2 of this Agreement, the terms of this Section 1.7 shall prevail. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. Executive agrees that a remedy at law for any breach or threatened breach of the covenants or other obligations in this Agreement would be inadequate and that the Company and its affiliates, in addition to any other remedies available, shall be entitled to obtain preliminary and permanent injunctive relief to secure specific performance of such covenants.

2.	Section 2.1(b)(i) is amended in its entirety as follows:

(i)	Subject to the foregoing, Executive shall receive severance payments in an amount equal to one and one half (1.5) times Executive’s annual Base Salary at the rate in effect at the time of Executive’s termination plus one and one half (1.5) times Executive’s annual incentive bonus paid out at the target rate, as in effect at the time of Executive’s termination, irrespective of actual performance against any applicable bonus metrics at the time of Executive’s termination (the “Severance”). $206,000 of the Severance shall be paid in accordance with the Company’s normal payroll practices over the 6-month period following Executive’s termination of employment. The remainder of the Severance shall be paid in a lump sum 60 days after Executive’s termination of employment.

3.	Section 2.1(b)(ii) is amended by replacing the words “During the Severance Period” with “Subject to the foregoing, during the 18-month period following Executive’s termination of employment (the “Severance Period”)”.

4.	Section 2.2(b)(i) is amended in its entirety as follows:

(i)	Subject to the foregoing, Executive shall receive a lump sum severance payment in an amount equal to (A) one and one half times (1.5 times) Executive’s annual Base Salary at the rate in effect at the time of Executive’s termination, plus (B) one and one half times (1.5 times) the greater of (X) Executive’s annual incentive bonus paid by the Company to Executive for the fiscal year preceding Executive’s termination of employment or (Y) the Executive’s annual incentive bonus paid out at the target rate, as in effect at the time of Executive’s termination, irrespective of actual performance against any applicable bonus metrics at the time of Executive’s termination.

5.	Section 2.2(b)(ii) is amended by replacing the words “During the 12-month period” with: “Subject to the foregoing, during the 18-month period”.

Except as otherwise set forth in this Amendment, the Agreement shall remain unchanged and shall continue in full force and effect.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Amendment as of the Amendment Effective Date.

NxStage Medical, Inc.	Executive

/s/ JEFFREY H. BURBANK	/s/ JOSEPH E. TURK, JR.
By: Jeffrey H. Burbank	Joseph E. Turk, Jr.
Title: Chief Executive Officer

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